UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington , D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 23, 2015

Date of Report (Date of earliest event reported)

GOLDEN EDGE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54958	45-2283057
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

629 Neals Lane Gallatin, Tennessee	37066
(Address of principal executive offices)	(Zip Code)

(770) 329-5298

Registrant’s telephone number, including area code

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On March 23, 2015 Tony Khoury resigned as the Company’s Chief Executive Officer and Chief Financial Officer. Mr. Khoury had no disputes with the Company.

In conjunction with the resignation of Mr. Khoury, Anthony Pavek was appointed Chief Executive Officer and President of the Company, and John Govoruhk was appointed Vice President and Chief Operating Officer of the Company.

Mr. Pavek, 35, is the founder of HaloHD.com Inc., a film and video production company founded in 2008 and located in the Tampa bay area. He studied at Full Sail Real World Education in Winter Park, FL where he earned an Associate of Science in Film and Video in 2002. Mr. Pavek directed the production of the Zellwood Sweet Corn Festival, an annual concert held just outside of Orlando that draws approximately 30,000 fans on a yearly basis. He has also directed over 30 major country/rock/Christian artist concerts.

John Govoruhk, 56, is a promoter and booking agent with over three decades of experience in the music industry, and the founder of Crowd Pleaser Artists, a promotional company. Prior to Crowd Pleaser Artists, he started his own booking agency called “Johnny G’s”, an agency that eventually merged with Omni Talent. Working with Omni, Mr. Govoruhk handled numerous national bands, not only at the height of their glory, but in their early days as well. These acts included Jackyl, Quiet Riot, 38 Special, Lynyrd Skynyrd, Jefferson Starship, and Cheap Trick. In addition to owning a studio, he owned and operated a musical instruments business for over ten years as well. Within the last two years, he collaborated on shows for both Live Nation and AEG LIVE. John has been with Crowd Pleaser Artists since 1997.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN EDGE ENTERTAINMENT, INC.

Date: March 2, 2015	By:	/s/ Anthony Pavek
	Name:	Anthony Pavek
	Title:	President & CEO